Exhibit 99.3

CSS INDUSTRIES, INC.

Employee FAQ

January 20, 2020

Q&A: GENERAL

1.              Chris communicated several times in 2019 that we were not for sale - what changed?

Our Board of Directors takes its fiduciary responsibilities to stockholders seriously, and regularly considers and evaluates opportunities to drive stockholder value.  After discussions with DG, our Board decided last Friday that it was in the best interest of our stockholders to enter into this transaction with DG.

2.              How long have you been working on the sale? Why didn’t you tell us sooner?

DG and CSS began discussions in December 2018, though no decision to sell CSS was made until very recently. For various legal and regulatory reasons, only a limited number of employees were involved in the process.

3.              Historically, when CSS has acquired companies it was an Asset Purchase Agreement. This is called a Merger Agreement, why?

There is a long and complicated legal answer here, but basically this is the most common and most efficient way to complete the transaction between two publicly traded companies.

4.              Historically, when CSS acquired companies, the deal was announced and closed in the same day. Why is this different?

For most of the companies CSS has acquired, we were able to obtain approvals and satisfy other customary closing conditions at or prior to the time we signed the applicable purchase agreement, so the transaction could be completed on the same day the purchase agreement was signed.  Because CSS is a publicly traded company, additional time is needed after signing of the merger agreement and complete the tender offer for at least a 51% majority of CSS common stock.  The tender offer must remain open for a minimum period of 20 business days under applicable US federal securities laws.

5.              Is there any impact to existing contracts CSS has with customer or vendors?

DG is acquiring ownership of CSS’ stock, and CSS and its subsidiaries will continue to exist after the completion of the transaction.  So, all our existing contracts will continue unaffected, unless a contract specifically requires some action be taken as a result of the change of ownership.  As part of this transaction, we have reviewed our significant contracts, and where action needs to be taken, we will be addressing those needs in the next few months.

6.              I have an approved REQ, can I still fill the position?

It is still “business as usual”, so we will continue to recruit for approved open positions and continue to make offers.

7.              Will there be a CSS Leadership Team offsite this year?

It’s highly likely that we will have a leadership team meeting early in FY21; however, we have not started any planning.

8.              How will CSS handle budgets for FY21?

The FY21 budget process will continue as normal with DG review after the transaction closes.

9.              What kind of raises will CSS give this year?

CSS will determine increases as part of the budget process per its usual process.

10.       Does anything change with our plans to close the Florence warehouse?

No. Our timeline for exiting Florence remains unchanged.

11.       Is my 401k money affected by this transaction?

No.  Your 401k contributions are held in trust by Fidelity and neither CSS nor DG have access to your contributions or vested company contributions. Going forward, DG will determine prior to the closing date whether to keep the CSS 401(k) plan or replace it with a DG plan.

12.       The tuition reimbursement program was put on hold in FY20 for new participants. Will this change? Do I still get tuition reimbursement if I was eligible in FY20?

Those currently participating in the tuition reimbursement program can continue to participate. The freeze on new participants will continue for FY21.

13.       What happens with the Farber Foundation Scholarships?

The Farber Foundation is separate from CSS. Unrelated to the sale, amounts available to fund Farber Foundation Scholarships have been declining over the past few years. The program will end when the funding runs out, likely in the next few years. All previously approved scholarships are funded.

14.       I participate in the Company’s Employee Stock Purchase Program.  What happens with my current payroll deductions?

Our Employee Stock Purchase Program will be terminated as part of this transaction.  We will provide additional information regarding the termination of the Program when available.

Q&A: POST CLOSE

1.              What happens to CSS stock — paid out or exchanged for DG stock?

When the transaction is finalized, DG will pay all CSS stockholders $9.40 per share in cash, CSS will become a wholly owned subsidiary of DG and will no longer be listed on a stock exchange. CSS stockholders will not receive DG stock.

2.              Will the CSS name change?

After the merger is finalized, we anticipate launching new co-branding which will address how CSS and other key CSS brand names will be used. At that time, guidance will be provided around customer messaging, business cards, etc.

3.              What happens to the CSS Board of Directors?

Our current Board of Directors will be replaced by individuals appointed by DG.

4.              Will the CSS leadership team be joining DG?

Yes, everyone employed by CSS when the merger is finalized, will continue to be employed. We anticipate that initially everyone will continue in their current role, including Chris Munyan as CEO. The future organizational structure of the combined DG operations in the US will be evaluated during transition planning.

5.              Who will Chris report to?

We anticipate that initial organization reporting structure for Design Group Americas will be communicated at close.

6.              Will I be employed by CSS still or by DG? Will I get two W-2s for 2020?

DG is acquiring the legal entity of CSS, so upon close you remain employed by the CSS legal entity that employs you today.  Accordingly, your employer will not change, and you will receive one W-2 for 2020.

7.              Will we get offers letters at close?

No. DG is acquiring the legal entities of CSS, so upon close you remain employed by the CSS legal entity that employs you today.

8.              Do I have a choice to join DG or take a severance package?

No. DG is acquiring the legal entities of CSS, so upon close you remain employed by the CSS legal entity that employs you today.

9.              Does the CSS severance plan change?

DG has agreed for the first year after the transaction closes to keep the CSS Severance Pay Plan for Salaried Employees and Severance Pay Plan for Senior Management in effect on no less favorable terms and conditions than as in effect as of the date immediately prior to the closing.

10.       How will banking/cash work in the future?

Our current bank credit facility (ABL) will be paid off as part of the closing of this transaction, and CSS will leverage existing DG credit facilities. We will continue to forecast cash as we have done in the past.

11.       Will there be workforce reductions?

DG is aware of all the headcount reductions and facility consolidations that CSS has undertaken in the past few years. While it is normal to explore operational efficiency opportunities, that is not the primary focus of this transaction.

12.       Will the CSS Mission/Vision and Core Values go away?

We will continue to operate under our current Mission/Vision and Core Values. Ultimately, topics like this will be addressed in the Transition Road Map.

13.       Will CSS continue its plans to consolidate its ERPs?

CSS will continue with its current ERP plans. Ultimately, systems will be addressed in the Transition Road Map.

Q&A: ABOUT DG

1.              What more can you tell me about DG?

There are several ways you can learn more about DG:

•                  Check out the DG website (https://www.thedesigngroup.com/)

•                  Watch the video message from Paul Fineman — Group CEO of DG which will provide an overview of DG.

After the merger is finalized, the DG leadership team also plans to visit many of our locations which will give you an opportunity to ask questions.

2.              How was Impact Innovations integrated into DG?

All Impact operations were maintained.  DG’s wrap manufacturing in Midway, Georgia was integrated into Impact in Memphis

3.              What product categories overlap between CSS & DG?

Seasonal and some gift categories

4.              What product categories does CSS have that DG does not?

Craft and certain ribbon categories

5.              What product categories does DG have that CSS does not?

Some creative play and stationery categories, dated products

6.              Where are all of the DG operations in the US?

Atlanta (GA), Miami (FL), Northborough (MA), Clara City (MN), Minneapolis (MN), Maynard (MN), Midway (GA), Waukesha (WN)

7.              What sourcing offices does DG have?

Hong Kong, Shenzhen, Ningbo, Shanghai (China), and a small facility in India

Cautionary Statement

This communication contains forward-looking statements, including statements regarding the proposed acquisition of CSS Industries, Inc. (the “Company”) by IG Design Group Plc (“TopCo Parent”) and IG Design Group Americas, Inc. (“Parent”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company and the expected timing of the proposed transaction with Parent and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the Company and Parent to terminate the merger agreement; the risk that, prior to the completion of the transaction, the Company’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction on the market price of the Company’s common stock and/or on the Company’s business, financial condition, results of operations and financial performance; risks associated with transaction-related litigation; and the ability of the Company to retain and hire key personnel; and

the risks and uncertainties pertaining to the Company’s business, including those detailed under “Risk Factors” and elsewhere in the Company’s public periodic filings with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by the Company from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and the Company undertakes no obligation to revise or update it.

Additional Information and Where to Find It

The tender offer for the outstanding shares of the Company’s common stock referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company, nor is it a substitute for the tender offer materials that Parent, TopCo Parent and/or a subsidiary of Parent (“Merger Sub”) will file with the SEC upon commencement of the tender offer.  At the time the tender offer is commenced, TopCo Parent, Parent and/or Merger Sub will file tender offer materials on Schedule TO, including the offer to purchase, letter of transmittal and other related materials, with respect to the tender offer, and Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the tender offer. The solicitation and offer to buy Company Common Stock will be made only pursuant to an offer to purchase and related materials that TopCo, Parent and Merger Sub intend to file with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF THE COMPANY’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company’s common stock at no expense to them. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by the Company with the SEC may also be obtained free of charge at the Company’s website at http://www.cssindustries.com/investor-relations.